UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 6, 2008

Rotech Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (407) 822-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2008, Rotech Healthcare Inc. (the “Company”) entered into amendments to the Company’s employment agreements with Philip L. Carter, its President, Chief Executive Officer; Michael R. Dobbs, its Chief Operating Officer and Steven P. Alsene, its Chief Financial Officer and Treasurer (the “Amendments”). The Amendments for Messrs. Carter and Dobbs are in the form of restated agreements and supersede all prior agreements between the Company and Messrs. Carter and Dobbs other than the Amendment dated April 18, 2008 to the First Amended and Restated Employment Agreements between the Company and Messrs. Carter and Dobbs, which remain in full force and effect.

The Amendments provide for changes that are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code regarding the rules concerning deferred compensation. These changes include adding a 6 month delay following termination for certain payments, modifying the good reason definition, modifying the definition of change of control to satisfy the Code Section 409A definition, and clarifying the manner in which any post-termination health benefits will be provided to the executives. The Amendments also clarify that Messrs. Carter and Dobbs will be entitled to receive a payment in connection with the closing of a change of control without regard to whether their employment is terminated in connection with the change of control.

The Amendments also provide that in connection with their continued employment with the Company, the executives will be entitled to receive additional financial incentives. Pursuant to the arrangement, the foregoing named executive officers of the Company will be entitled to receive up to the total cash amount set forth below, payable in three equal monthly installments beginning in October 2008, subject to the following conditions. With respect to 50% of the executive’s total potential bonus under the arrangement, which totals approximately $350,000 in the aggregate for the named executive officers described herein, such amount will be payable to the executive subject to the condition that the Company continue to comply with Sections 7.01, 7.02 and 7.03 of that certain Credit Agreement dated as of March 30, 2007 among the Company, the several banks and other financial institutions or entities from time to time parties thereto and Section 4.07, 4.08 and 4.09 of that certain Indenture dated as of March 26, 2002 by and among the Company, each of the Guarantors named therein and The Bank of New York. With respect to the remaining 50% of the executive’s total bonus, which totals approximately $350,000 in the aggregate for the named executive officers described herein, such amount will be payable unless otherwise directed by, and in the discretion of, (i) the Compensation Committee of the Board of Directors, in the case of any award to Mr. Carter; and (ii) Mr. Carter, in the case of any awards to any other employees. In addition, the Board of Directors established a cash bonus arrangement on substantially similar terms applicable to other employees of the Company in an aggregate amount of approximately $350,000, exclusive of the foregoing amounts applicable to the Company’s named executive officers.

The Company’s Compensation Committee authorized the Amendments, including the foregoing additional financial incentives, in the interests of retaining and motivating the Company’s key executives, strengthening the Company’s operations and promoting the achievement of its strategic objectives.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendments, copies of which will be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROTECH HEALTHCARE INC.

Date: October 6, 2008	By:	/s/ Steven Alsene
Steven Alsene
Chief Financial Officer